Exhibit 10.1

September 17, 2013

Sylvester Johnson

6836 Piershill Lane

Cary, North Carolina 27519

Dear Sly:

We are pleased to offer you the position of Senior Vice President & Chief Accounting Officer for Bob Evans Farms, Inc. This position reports directly to Paul DeSantis, Chief Finance Officer. The following summarizes your total compensation package, including our benefits program.

Income: Your annual base salary will be $280,000.00. Currently employees of Bob Evans Farms, Inc. are paid bi-weekly.

Bonus Performance Goals (BPG’s): Upon hire, you will be eligible to earn a target incentive compensation bonus of 45% of your base salary. You will be eligible to receive your first annual bonus around June 2014 for the fiscal year ending in April 2014. Your first-year bonus will be pro-rated based on time in position.

Performance Incentive Plan (PIP): You are eligible for the company’s Performance Incentive Plan (PIP). Your participation in this plan is at a target of 50% of base salary – awarded in the form of equity – if the performance goal is attained. Your first year PIP will be prorated based on time in position.

Relocation: To assist in your move to Columbus, OH you will be eligible to participate in the Bob Evans Farms, Inc. Relocation Program. Details surrounding this program and your level of eligibility are contained in a separate attachment. Please review, sign and return the last three pages of the relocation summary.

Auto Allowance: In this position you will be eligible to receive an auto allowance of $722.00 paid bi-weekly.

Health & Welfare Benefits: Full-time employees will be eligible to enroll in health; dental; vision; life and accidental death and dismemberment; and disability benefits. In addition, the company will provide a life insurance policy including accidental death and dismemberment benefit and an employee assistance program at no cost to you. The programs, including eligibility, are outlined in the attached enrollment guide. This guide will also be sent to your home address via mail two weeks prior to your enrollment deadline.

Retirement Benefits: All employees will be eligible to enroll in the 401(k) plan upon meeting eligibility. The program, which includes a matching contribution, is outlined in the attached guide. You will also receive an enrollment guide, which will be mailed to your home, once you have met the eligibility requirements.

Holidays: The Company provides eight (8) paid annual holidays upon your date of hire. New Years Day, Martin Luther King, Jr. Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas Day, and one floating holiday that is determined annually by the company.

Vacation: The Company’s fiscal year is on or about May 1st through April 30th and is the basis for earning vacation time and is also the time period in which vacation must be taken. You will be eligible to receive 15 days of vacation, pro-rated at 9 days for fiscal year ending April 2014.

Start Date/Contingency: Your first day of employment is September 23, 2013. Additionally; this offer is contingent upon the successful completion of a criminal background check.

We are impressed with your skills and accomplishments and feel your background and experience are good matches for our present needs. We hope you find this offer satisfactory and that it is your decision to join us. Please indicate your acceptance to the terms of this offer by signing a copy of this form and returning it to me via email by Wednesday, September 18, 2013. Should you have any questions, please feel free to contact me. We look forward to hearing from you soon.

Sincerely,

/s/ Clint Lautenschleger

Clint Lautenschleger

VP of Human Resources & Corporate Talent Management

614-492-4995

Offer Accepted:

Signature	/s/ Sylvester J. Johnson	Date: 9/17/2013
Sylvester Johnson